Exhibit 10.25

CONSENT AND THIRD AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This CONSENT AND THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment” or the “Third Amendment”) is entered into this 4th day of December, 2015, by and between SILICON VALLEY BANK (“Bank”) and ELEVEN BIOTHERAPEUTICS, INC., a Delaware corporation (“Borrower”).

RECITALS
A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of May 27, 2010, as amended by that certain First Loan Modification Agreement by and between Bank and Borrower dated as of September 4, 2012, and as further amended by that certain Second Loan Modification Agreement by and between Bank and Borrower dated as of November 25, 2014 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.     Borrower has notified Bank that it intends to assign all of its right, title and interest in the Eleven Patents, the Eleven Improvements, the inventory of Eleven Albumin, the Eleven Agreement and other Eleven Technology (each as defined in the Assignment Agreement (defined below)) to Novozymes Biopharma DK A/S, a Danish corporation (“Novozymes”) (the “Assignment”) pursuant to the terms and conditions of that certain Patent Assignment and License Agreement to be entered into by and between Borrower and Novozymes, a final form of which has been provided to Bank (the “Assignment Agreement”).
D.    Borrower has requested that Bank (i) consent to the Assignment and the other specific items set forth in Section 2 of this Amendment and (ii) amend the Loan Agreement to make certain revisions thereto as more fully set forth herein.
E.    Bank has agreed to (i) consent to the Assignment and the other specific items set forth in Section 2 of this Amendment and (ii) amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.    Consent. Subject to the terms of Section 3 below, Bank hereby consents to the Borrower (a) entering into and performing the Assignment, (b) receiving inbound licenses of Intellectual Property in connection with the Assignment under the Assignment Agreement and (c) making royalty payments in connection with the Assignment under the Assignment Agreement, and hereby agrees that the transactions described in clauses (a) through and including (c) above shall not, in and of themselves, constitute an “Event of Default” under: (i) Section 5.2 of the Loan Agreement (relative to Borrower being the sole owner of its Intellectual Property), (ii) Section 6.7(b) of the Loan Agreement (relative to Borrower providing written notice to Bank of entering or becoming bound by any Restricted License, and Borrower taking steps to obtain the consent of, or waiver by, the licensors thereunder as provided in such Section 6.7(b)), (iii) Section 7.1 of the Loan Agreement (relative to dispositions), (iv) Section 7.2(a) of the Loan Agreement (relative to Borrower engaging in a new line of business), (v) Section 7.4 of the Loan Agreement (relative to Borrower making royalty payments to the extent such payments constitute Indebtedness), or (vi) Section 7.5 of the Loan Agreement (relative to assignments of Intellectual Property and Collateral pursuant to the Assignment). Contemporaneously with the consummation of the Assignment, Bank releases its security interest in the Eleven Patents, the Eleven Improvements, the inventory of Eleven Albumin, the Eleven Agreement and other Eleven Technology (each as defined in the Assignment Agreement).
3.    Effectiveness; Application of Proceeds. This Amendment shall be deemed effective upon and subject to the due execution and delivery to Bank of this Amendment by each party hereto. The provisions of Section 2 of this Amendment (but not any other provision of this Amendment) shall be void and of no effect if the Assignment Agreement is not fully executed on or before December 4, 2015. Within two (2) Business Days of receipt by Borrower, Borrower shall apply the net cash proceeds actually received by Borrower as an up-front cash payment pursuant to Section 3.1 of the Assignment Agreement (the “Proceeds”) on account of the Obligations of Borrower to Bank. Borrower and Bank acknowledge and agree that the Proceeds applied on account of the Obligations of Borrower to Bank shall be applied to (in whole or in part, as the case may be) the next to occur of any regularly scheduled payment or payments of outstanding principal (in chronological order of maturity) or accrued interest to Bank pursuant to the Loan Agreement. Bank (a) waives any prepayment premium payable with respect to any such application of Proceeds, and (b) acknowledges that the Proceeds may be subject to withholding taxes and bank fees which could reduce the cash payment actually received by Borrower to be less than the amount of Five Hundred Thousand Dollars ($500,000.00) set forth in Section 3.1 of the Assignment Agreement. Borrower agrees to pay Bank’s reasonable and documented legal fees and expenses in connection with this Amendment.
4.    Amendments to Loan Agreement.
4.1    Section 2.1.3(c) (Repayment). Section 2.1.3(c) is deleted in its entirety and replaced with the following:
“    (c)    Repayment. Commencing on December 1, 2015 and continuing on each Payment Date thereafter, Borrower shall repay each 2014 Growth Capital Advance in thirty-six (36) consecutive equal monthly installments of principal and interest, as calculated by Bank, based upon: (i) the amount of such 2014 Growth Capital Advance, (ii) the interest rate set forth in Section 2.2(a)(iii), and (iii) an amortization schedule equal to thirty-six (36) consecutive months; provided, however, that if the Deferral Event occurs on or before May 31, 2016, then, at Borrower’s election (the “IO Election”) (A) beginning with the first Payment Date to occur on or after the Deferral Event and continuing on the five (5) immediately succeeding consecutive Payment Dates thereafter, Borrower shall make monthly installments of accrued interest instead of monthly installments of principal and interest (for the sake of clarity, beginning with the seventh Payment Date to occur after the Deferral Event and continuing on each Payment Date thereafter, Borrower shall resume making monthly installments of principal and interest), and (B) the amortization schedule set forth in clause (iii) above shall be recalculated as (1) thirty (30) consecutive months minus (2) the number of Payment Dates on and after December 1, 2015 but prior to the Deferral Event. All outstanding and accrued and unpaid interest under each 2014 Growth Capital Advance and all other outstanding Obligations with respect to the 2014 Growth Capital Advances are due and payable in full on the 2014 Growth Capital Maturity Date.”

4.2    Section 13.1 (Definitions). The following new definition is added to appear alphabetically in Section 13.1:
“Deferral Event” means the determination by Bank in Bank’s sole but reasonable discretion that, on or before May 31, 2016, Borrower has satisfied Borrower’s primary efficacy endpoint, and has achieved statistical significance for a named secondary endpoint, in each case described in the clinical trial protocol and statistical analysis plan with respect to Borrower’s phase 3 clinical trial of EBI-005 for the treatment of allergic conjunctivitis that is ongoing as of December 4, 2015.
4.3    Section 13.1 (Definitions). The definition of “Final Payment Percentage” appearing in Section 13.1 is deleted in its entirety and replaced with the following:
“Final Payment Percentage” is, for each 2014 Growth Capital Advance, six percent (6.0%), provided, however, that upon the occurrence of the IO Election, the Final Payment Percentage for each 2014 Growth Capital Advance shall be six and one-quarter of one percent (6.25%).
4.4    Section 13.1 (Definitions). The definition of “Study Discontinuation Event” appearing in Section 13.1 is deleted in its entirety and replaced with the following:
“Study Discontinuation Event” means the determination by Bank in Bank’s sole but reasonable discretion that any one (1) of the following has occurred: (a) Borrower’s phase 3 clinical trial of EBI-005 for the treatment of allergic conjunctivitis, that is ongoing as of December 4, 2015, is terminated as a result of any safety issue, (b) Borrower fails to satisfy the primary efficacy endpoint described in the clinical trial protocol and statistical analysis plan with respect to Borrower’s phase 3 clinical trial of EBI-005 for the treatment of allergic conjunctivitis that is ongoing as of December 4, 2015, or (c) a clinical hold is imposed, and is not released within a reasonable time period under the circumstances determined by

Bank in its sole but reasonable discretion, by the United States Food and Drug Administration preventing the further advancement of the Borrower’s clinical development of EBI-005 for the treatment of allergic conjunctivitis.

5.    Limitation of Amendments.
5.1    This Amendment is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
5.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect. The Existing Loan Documents are hereby amended wherever necessary to reflect the consent and changes specifically set forth above.
6.    Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
6.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to a specific date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
6.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
6.3    The organizational documents of Borrower delivered to Bank on or before the date of this Amendment remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
6.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by Borrower;
6.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (a) any material Requirement of Law binding on or affecting Borrower, (b) any order, judgment or decree of any Governmental Authority binding on Borrower, or (c) the organizational documents of Borrower;
6.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, (a) do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any Governmental Authority binding on Borrower, except as already has been obtained or made and except for the disclosure and filing of this Amendment with the SEC and (b) do not constitute an event of default under any material agreement by which Borrower is bound; and
6.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
7.    Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of December 4, 2015 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in said Perfection Certificate have not changed, as of the date hereof. Borrower and Bank hereby acknowledge and agree that all references in the Loan Agreement to “Perfection Certificate” shall mean and include the Perfection Certificate as described herein.
8.    Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
9.    Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.
10.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
11.    Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BANK	BORROWER
SILICON VALLEY BANK By: /s/ Ryan Roller Name: Ryan Roller Title: Vice President	ELEVEN BIOTHERAPEUTICS, INC. By: /s/ Abbie Celniker Name: Abbie Celniker Title: CEO and President